Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

NetSuite Inc.:

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to the Company’s restatement of the consolidated financial statements as of December 31, 2005 and 2006 and for each of the years in the two-year period ended December 31, 2006, and the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment on January 1, 2006.

/s/    KPMG LLP

Mountain View, California

October 24, 2007